Exhibit 12.1

SunTrust Banks, Inc.

Ratio of Earnings to Fixed Charges

and Preferred Stock Dividends

	For the Six Months Ended June 30				For the Year Ended December 31
(Dollars in millions)	2015		2014		2014		2013		2012		2011		2010
Ratio 1 - Including interest on deposits
Earnings:
Income before income taxes[1]	$1,305		$1,102		$2,267		$1,666		$2,770		$766		$48
Fixed charges	305		313		633		626		849		1,189		1,562

Total earnings	$1,610		$1,415		$2,900		$2,292		$3,619		$1,955		$1,610

Fixed charges:
Interest on deposits	$110		$126		$235		$291		$429		$624		$860
Interest on funds purchased and securities sold under agreements to repurchase	3		2		4		4		4		5		6
Interest on other short-term borrowings	2		7		14		13		18		12		13
Interest on trading liabilities	11		10		21		17		15		26		30
Interest on long-term debt	136		124		270		210		299		449		580
Portion of rents representative of the interest factor of rental expense	43		44		89		91		84		73		73

Total fixed charges	305		313		633		626		849		1,189		1,562
Preferred stock dividend requirements	45		26		53		46		17		174		274

Fixed charges and preferred stock dividends	$350		$339		$686		$672		$866		$1,363		$1,836

Ratio of earnings to fixed charges	5.28	x	4.52	x	4.58	x	3.66	x	4.26	x	1.64	x	1.03	x
Ratio of earnings to fixed charges and preferred stock dividends	4.60	x	4.17	x	4.23	x	3.41	x	4.18	x	1.43	x	0.88	x

Ratio 2 - Excluding interest on deposits
Earnings:
Income before income taxes[1]	$1,305		$1,102		$2,267		$1,666		$2,770		$766		$48
Fixed charges	195		187		398		335		420		565		702

Total earnings	$1,500		$1,289		$2,665		$2,001		$3,190		$1,331		$750

Fixed charges:
Interest on funds purchased and securities sold under agreements to repurchase	$3		$2		$4		$4		$4		$5		$6
Interest on other short-term borrowings	2		7		14		13		18		12		13
Interest on trading liabilities	11		10		21		17		15		26		30
Interest on long-term debt	136		124		270		210		299		449		580
Portion of rents representative of the interest factor of rental expense	43		44		89		91		84		73		73

Total fixed charges	195		187		398		335		420		565		702
Preferred stock dividend requirements	45		26		53		46		17		174		274

Fixed charges and preferred stock dividends	$240		$213		$451		$381		$437		$739		$976

Ratio of earnings to fixed charges	7.69	x	6.89	x	6.70	x	5.97	x	7.60	x	2.36	x	1.07	x
Ratio of earnings to fixed charges and preferred stock dividends	6.25	x	6.05	x	5.91	x	5.25	x	7.30	x	1.80	x	0.77	x

1	Amortization expense related to qualified affordable housing investment costs is recognized in provision/(benefit) for income taxes as a result of adoption of a new accounting standard during 2014. Prior to 2014, these amounts were recognized in noninterest expense, and therefore, for comparative purposes $49 million, $39 million, $40 million, and $44 million of amortization expense was reclassified to provision/(benefit) for income taxes for the years ended December 31, 2013, 2012, 2011, and 2010, respectively.